Exhibit 23.4

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the heading “Net Asset Value Calculation and Valuation Procedures— Determination of our NAV per share as of December 31, 2019” in the in the Registration Statement (Form S-11/A dated July 31, 2020) and related Prospectus of Cantor Fitzgerald Income Trust, Inc., formerly known as Rodin Global Property Trust, Inc., for the registration of $1,250,000,000 in shares of its common stock

/s/ Robert A. Stanger & Co., Inc.

July 31, 2020